EXHIBIT 21.1

List of Subsidiaries

Direct Subsidiary of SANUWAVE Health, Inc.

1.      SANUWAVE, Inc., a Delaware corporation

Subsidiaries of SANUWAVE, Inc. – Indirect Subsidiaries of SANUWAVE Health, Inc.

1.      SANUWAVE Services, LLC, a Delaware limited liability company

2.      SANUWAVE AG, a company organized under the laws of Switzerland

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